Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-276815), Form S-1 (No. 333-275245), Form S-1 (No. 333-266397) and Form S-8 (No. 333-272387) of Lipella Pharmaceuticals Inc. (the Company) of our report dated February 27, 2024, relating to the financial statements, which appear in this Annual Report on Form 10-K for the year ended December 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

February 27, 2024